Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Current Report on Form 8-K of FB Financial Corporation to be filed on or about July 8, 2025, of our report dated March 14, 2024, relating to the consolidated financial statements of Southern States Bancshares, Inc. as of and for the year ended December 31, 2024, included in Southern States Bancshares, Inc. Annual Report on Form 10-K for the year ended December 31, 2024.

Birmingham, Alabama

July 8, 2025